                                                              EX-99 .13

                          CERTIFICATE OF SOLE STOCKHOLDER

             Merrill Lynch Asset Management, Inc., the holder of 10,417 shares of common stock, par value $0.10 per share of Merrill Lynch Developing Capital Markets Fund, Inc., a Maryland corporation (the "Fund"), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount of the unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased.

                                      MERRILL LYNCH ASSET MANAGEMENT, INC.

                                      By /s/ Mark B. Goldfus


        Dated: July 12, 1989